AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 23, 2001

================================================================================
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
            [_] Preliminary Proxy Statement
            [_] Confidential, For Use of the Commission Only (as permitted by
                Rule 14a-6 (e) (2))
            [X] Definitive Proxy Statement
            [_] Definitive Additional Materials
            [_] Soliciting Material Under Rule 14a-12


                              HERCULES INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
--------------------------------------------------------------------------------
    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

            [X] No fee required.
            [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1)
                and 0-11.

1) Title of each class of securities to which transaction applies:



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2)                Aggregate number of securities to which transaction applies:



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3)                Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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4)                Proposed maximum aggregate value of transaction:



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54104.0018

5)                Total fee paid:



--------------------------------------------------------------------------------


         [_] Fee paid previously with preliminary materials:


             ------------------------------------------------------------------

         [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)      Amount previously paid:
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         4)      Date Filed:


================================================================================

                     2001 ANNUAL MEETING OF THE STOCKHOLDERS

                                       OF

                              HERCULES INCORPORATED

                          ----------------------------


                                 PROXY STATEMENT

                                       OF

                      INTERNATIONAL SPECIALTY PRODUCTS INC.

                          ----------------------------


                     We are sending this proxy statement to you as one of the holders of common stock, $25/48 stated value per share, of Hercules Incorporated, a Delaware corporation, in connection with our solicitation of your proxy for use at the 2001 Annual Meeting of the Stockholders of Hercules scheduled for 11:00 A.M., local time, on Thursday, April 26, 2001, at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware and at any adjournments or postponements thereof. We are International Specialty Products Inc., a Delaware corporation, and the largest stockholder of the Company, beneficially owning approximately 9.9% of Hercules' outstanding shares of common stock.

                     We are soliciting your proxy to vote at the 2001 Annual Meeting for the election of our nominees, Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond Troubh, as directors of Hercules in the class with a three-year term continuing until the 2004 Annual Meeting.

                     This proxy statement and the BLUE proxy card are first being furnished to stockholders on or about March 23, 2001.

WE URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A WHITE PROXY CARD TO THE HERCULES DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE ELECTION OF HERCULES NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2001 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2001 ANNUAL MEETING TO GEORGESON SHAREHOLDER COMMUNICATIONS INC. OR TO THE SECRETARY OF HERCULES, OR BY VOTING IN PERSON AT THE 2001 ANNUAL MEETING. SEE "VOTING PROCEDURES" ON PAGE 27.

                          REASONS FOR OUR SOLICITATION

                     We are the largest stockholder of the Company. As the owner of more than 10.7 million shares of Hercules common stock, we have an investment of $150 million at stake. Our interests are clearly aligned with yours. We want to maximize value for all Hercules stockholders. Our four nominees for directorships are committed, subject to their fiduciary duties if elected, to urge the Hercules Board to:

            o bring about the sale or merger of the Company, in the most timely, effective and efficient manner possible;

            o remove barriers to offers for your shares, so that you can make your own decisions; and

            o reverse the Company's position with regard to a Hercules Bylaw which it claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors.

Our nominees, if elected, will not constitute a majority of the Board. As a result, our nominees will not be in a position by themselves to cause the Hercules Board to take the foregoing actions. However, we believe that the election of our nominees will send a clear message to the remaining incumbent directors that these actions are necessary and in the best interest of Hercules stockholders.

         THE COMPANY'S PERFORMANCE OVER THE LAST FIVE YEARS HAS, IN OUR
                   OPINION, BEEN DISASTROUS FOR STOCKHOLDERS

                     When measured by virtually any financial yardstick, Hercules' performance over the last five years, has, in our opinion, been disastrous for the Company's stockholders. Consider the following:

            o Hercules' stock price in the last five years has lost nearly 80% of its value since reaching its high of $66.25 on March 19, 1996, wiping out more than $5.5 billion in stockholder value, notwithstanding one of the greatest bull markets in the history of the American stock market;

            o Based on total return to shareholders over the past five years, Hercules was recently ranked by The Wall Street Journal (February 26, 2001) as 6th worst out of 1,000 major public companies;

            o Hercules first cut and then totally eliminated your dividend last year despite earlier assurances that the dividend would be maintained;

            o Hercules' $3.1 billion acquisition of BetzDearborn in 1998 has been characterized by Paul Leming, an ING Barings security analyst, as "one of the worst acquisitions in the history of the chemical industry" (July 18, 2000);

            o You should know that all eight of the current incumbent Hercules directors who served on the Hercules Board at the time of the BetzDearborn acquisition in 1998 voted to approve the transaction. Three of the other current Hercules directors are former BetzDearborn directors;

            o As a result of the BetzDearborn acquisition and the poor operating performance of Hercules' businesses since that time, the Company's debt, including preferred stock, has increased eleven-fold over the last five years - from less than $300 million, at the end of 1995, to approximately $3.2 billion, at the end of 2000. During that period of time, Hercules' debt ratings have been reduced (six grade levels by Moody's and seven at Standard and Poor's) to non-investment grade - thereby severely impacting the Company's borrowing costs;

            o Leslie Ravitz, a chemicals industry security analyst at Morgan Stanley Dean Witter, referring to the continued deterioration in Hercules' financial performance, observed, "It just seems to get worse and worse" (March 23, 2000). Since that time, Hercules' performance has deteriorated even further; and

            o Just this past February, Hercules reported fourth quarter 2000 profit from operations of $68 million and a net loss of $6 million, or $0.05 per diluted share, excluding nonrecurring items. This result was in sharp contrast to Hercules' own projection (off more than 30%) given on October 26th, only two months before the end of the quarter, that fourth quarter profit from operations would be in the range of $100 million. The results also reflected a significant decline from Hercules' fourth quarter earnings per share of $0.46 in the previous year.

           HERCULES HAS DISREGARDED, IN OUR VIEW, THE INTERESTS OF ITS STOCKHOLDERS BY ERECTING A FORTRESS OF ANTI-TAKEOVER DEFENSES

                     Hercules has erected over time a fortress of anti-takeover defenses, which include a poison pill, staggered board, interpretation of a Company Bylaw to require an affirmative vote of a majority of all outstanding shares for election of directors, "blank check" preferred stock, an 80% super majority vote requirement to amend certain Bylaws and charter provisions and approve certain merger transactions, and the ability to add directors without stockholder approval.

                     Consider the following examples of how the Hercules Board has utilized these defenses in disregard, in our opinion, of the interests of its stockholders:

                     (1) In October 2000, in order to increase our investment in the Company, we proposed to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash, a premium of almost 50% over the closing price on the day before our Hercules share ownership was first publicly announced. Parenthetically, we made this offer at the same time we recommended that the Hercules Board entertain a sale of the Company. In so doing, we acknowledged that "Hercules shares should be worth more in a sale of the Company," and stated that the offer was an "expression of our confidence" in the proposed sale course of action and was designed to "provide those Hercules shareholders who wished to sell their shares now with an opportunity to do so at a 25% premium above the current market price." However, because of the Company's poison pill our offer required Board consent, and despite repeated requests that Hercules permit us to proceed, the Board refused to do so.

                     You should know that the Hercules poison pill was adopted last August notwithstanding the fact that Hercules stockholders have in the past voiced their strong opposition to poison pills. In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a stockholder vote, was approved by stockholders. Despite this stockholder mandate, the Hercules Board never put the redemption of the poison pill to a definitive vote and refused to terminate the pill until three years later, allowing it to terminate only two years prior to its expiration.

                     With regard to the poison pill currently in effect at the Company, which has a low 10% threshold, the Hercules Board rushed to adopt it last year, without stockholder approval, less than two weeks after ISP had publicly announced its ownership position in Hercules. When we later proposed a compromise whereby the poison pill would be amended to permit anyone, including ISP, to purchase up to 20% of the Company's outstanding shares (20% being a more customary threshold for Companies with poison pills), our proposal was rejected by the Board.

                     In its proxy statement, Hercules cites studies conducted by J.P. Morgan & Co. in 1995 and 1997 that "show that companies with rights plans receive higher takeover premiums than those without such plans and that rights plans do not decrease the likelihood that takeover bids will be made or completed." An IRRC publication "Corporate Governance Service 2000 Background Report -- Poison Pills" published on March 6, 2000 discussed various poison pill studies and noted that "[s]ome observers downplay the importance of the various studies, saying that they provide generalized descriptions but that specific companies use pills differently - sometimes for management entrenchment" and that "some observers said their view of the studies depended in part on their view of those producing them." We believe that the critical point here is that because Hercules has reinstated its poison pill, its stockholders have been deprived of the right to decide whether or not to accept offers for their shares.

                     (2) Similarly, Hercules' disregard for the interests of the Company's stockholders is demonstrated by a Hercules Bylaw which the Board claims requires an affirmative vote of the holders of a majority of all outstanding shares for the election of directors, instead of the greatest number of votes actually cast at the 2001 Annual Meeting (a plurality vote). This would mean, for example, that even if each ISP nominee receives 50,000,000 votes and each incumbent director receives 10,000,000 votes, the incumbents would retain their seats on the Board because our nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.

                     This voting requirement, we believe, is not only highly unusual but also disenfranchises stockholders and is inconsistent with good corporate governance. We do not know of any other public company that has such a provision. In our view, the Hercules Bylaw, as interpreted by the Company, serves as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place beyond their three-year term, even if our nominees received a plurality vote. We disagree with this interpretation and believe, based on the reasons set forth under "Vote Required," that under Delaware law, nominees for directorships should be elected if they receive the greatest number of votes cast at the 2001 Annual Meeting - i.e., a plurality.

                     On February 7, 2001, we called Hercules' attention to this obvious inequity, whereby a director-nominee could receive a majority of the votes cast but nevertheless lose the election. On March 8, we requested that Hercules take the necessary action to remedy this situation, but it has refused to do so.

                     You should know that in a Delaware News Journal article (March 14, 2001) entitled, "Hercules' Election Method Is Fought", the Hercules voting requirement provision prompted the following comments from a Wall Street analyst as well as a corporate governance expert: Gary Hindes, Managing Director of New York's Deltec Asset Management stated that, "These people [referring to the Hercules directors] have managed to destroy what was a wonderful company," and is further reported to have stated that Hercules should be asking for the resignation of its directors, not supporting them for re-election; and Charles Elson, Director of the Center for Corporate Governance at the University of Delaware, characterized Hercules' voting provision as "highly unusual" and further stated, "In all my years [of tracking corporate policies], I have not seen that with the election of a board."

                     Ask yourself whether these devices are in your best interests. You do not need to be "protected" from making your own decision to sell your shares. We believe that it is paramount that YOU have the right to consider for yourself the merits of offers for your shares, although some may argue that anti-takeover devices such as those described above provide boards of directors with time to respond to unsolicited bids and provide incentives for a potential bidder to negotiate with the board. Our nominees will advocate that the Board remove barriers to offers for your shares, so that you can make your own decisions.

           THE REVOLVING DOOR AT HERCULES- FOUR CHIEF EXECUTIVES IN A
              TWENTY-TWO MONTH PERIOD AND NOW SEARCHING FOR A FIFTH

                     One of the primary responsibilities of a Company's Board of Directors is to choose, attract, evaluate, and properly motivate capable chief executives and retain them for extended periods of time. By this standard of measurement, in our opinion, the Hercules Board has been extremely unsuccessful, and we ask you to consider the recent record of chief executive turnover at Hercules.

                     In 1996, R. Keith Elliott was elected Chief Executive of the Company. In July, 1998, Elliott and the Hercules Board engineered the BetzDearborn acquisition which, in our opinion, has been a disaster for the Company and its stockholders. In October, 1998, William R. Cook, formerly Chief Executive at BetzDearborn, was elected Hercules' Co-Chief Executive. Within two months, in December, 1998, Cook abruptly resigned. As Leslie Ravitz, a chemicals analyst at Morgan Stanley Dean Witter stated at the time, "operating with two CEO's is a very inefficient strategy [for running] a company." Ravitz went on to say that Cook and Elliott "were taking too long to make decisions."

                     Shortly thereafter, in May 1999, and less than one year after the BetzDearborn acquisition, Elliott abruptly "resigned." Parenthetically, in connection with Elliott's resignation after less than three years as Hercules' Chief Executive, during which time the Company made the disastrous BetzDearborn acquisition, he was given a severance package estimated to be worth more than $14.25 million (not counting the value of accelerated vesting of stock options and restricted stock grants).(1) This consisted of promised payments of $462,500 per annum for the remaining years of his life plus an additional $500,000 per annum for the next ten years.

                     Elliott was succeeded by Vincent Corbo who in turn resigned less than sixteen months later in October, 2000. For Mr. Corbo's performance during his short tenure as the Company's Chief Executive, Smart Money nominated him to its "Underachievers Club". The Smart Money article (June 1, 2000), entitled "Underachievers Club: Chief Executive Obstacle," had this to say about Mr. Corbo and Hercules' performance on his watch:

                     "CEO Vincent Corbo took over on 7/1/99

                     Return since then:  -62.2 percent

                     The facts: This Delaware-based firm has been suffering after an acquisition binge drove debt up to 80 percent of its total capital, nearly three times that of competitors. Corbo has tried to cut the debt by selling off slow-growth divisions. But he's had problems integrating Hercules's biggest acquisition, BetzDearborn, a chemicals maker that until recently used a separate financial tracking system. The result? Confusion on Wall Street, earnings downgrades and research reports with titles such as `More Bad News' and `When Will It End?'

                     The response: `We have already announced significant actions to improve the performance and the value of Hercules,' Corbo says."


------------------------
(1) Estimate is based on 20 year life expectancy for Mr. Elliott.

                     Thomas Gossage, who had retired as the Company's Chief Executive in 1996, replaced Corbo last October as "temporary" Chief Executive. At the time of Mr. Gossage's appointment, the Company announced that it had begun a nationwide search for a "permanent" Chief Executive with the assistance of an outside search firm. Since that announcement almost five months ago, Hercules stockholders have heard nothing further concerning the search for a permanent chief executive.

                     While Mr. Gossage has, to be sure, immersed himself in the Company's refinancing and restructuring activities, ask yourself whether Hercules' operating businesses, with its more than 10,000 employees and 3 billion dollars of sales, could receive proper direction from a temporary chief executive. Do you believe that the Hercules Board has properly discharged one of its primary responsibilities - to choose, attract, evaluate, and retain able chief executives?

                     Finally, chief executive turnover at Hercules has not been without substantial cost to the Company and its stockholders. In addition to the cost inevitably associated with extraordinary turnover, Hercules has incurred costs, in the form of severance and pension payments, which we estimate will exceed $30 million (not counting the value of pension enhancements, accelerated vesting of stock options and restricted stock grants and other benefits and perquisites), in connection with the resignations of four Hercules Chief Executives in four years.

             THE HERCULES BOARD, WE BELIEVE, MUST PROMPTLY SELL THE
                COMPANY IN ORDER TO MAXIMIZE STOCKHOLDER VALUES

                     Management wasted valuable time during the Corbo administration, in our opinion, pursuing a flawed restructuring strategy. On October 11, 2000, we wrote the Hercules Board stating that "it has become all too apparent to us that the course Hercules is now pursuing will not enhance shareholder value but erode it instead." We went on to recommend that "the Hercules Board abandon its `too little, too late' approach and promptly entertain a sale of the Company while the time is still propitious."

                     While shortly after our letter, Mr. Corbo resigned and Hercules elected its current Chief Executive, Thomas Gossage, it was not until late November that the Company implicitly acknowledged that we were right and began to pursue a sale. A New York Times article, entitled "Hercules, a Chemical Maker, to Sell All Its Businesses," observed, "the announcement was a tacit acknowledgement that Hercules's original plan . . . was unlikely to work."

                     Notwithstanding the Company's October 27 announcement that it had hired a financial advisor to advise it concerning a potential sale of the Company, the Company's performance continues to deteriorate, and no sale of the Company is in sight. What realistic expectation is there that the Hercules Board is sufficiently committed to realizing the Company's underlying value when, in our opinion, it has completely failed to do so over the last five years?

             AS THE COMPANY'S LARGEST STOCKHOLDER, WE ARE COMMITTED
                TO MAXIMIZING VALUE FOR ALL HERCULES STOCKHOLDERS

                     ISP is the owner of more than 10.7 million shares of Hercules common stock and has an investment of $150 million at stake. Our interests are clearly aligned with yours. We want to maximize value for all Hercules stockholders. Two of our nominees, Messrs. Heyman and Kumar, are ISP's Chairman and its President and Chief Executive Officer, respectively, and accordingly have a strong interest in maximizing the value of Hercules shares. In contrast, the four incumbent nominee directors up for reelection this year have in the aggregate purchased at market value only approximately 10,000 shares.(2)

                     We seek the opportunity for our nominees to participate constructively as directors, and particularly with respect to any sale process involving Hercules. We are not seeking to acquire or control the Company. Rather, our concern is to safeguard stockholder interests and help ensure that a sale be executed in an efficient and timely manner for the best price. In our view, the performance of the current Board and its continued maintenance of a wide variety of anti-takeover devices have not served the interests of the stockholders and raise serious question as to whether the incumbent directors can provide the best solution to the Company's problems. Their record speaks for itself.

             OUR NOMINEES WILL SEEK TO REMOVE ANTI-TAKEOVER DEVICES

                     If elected, our nominees will urge the Hercules Board to remove the anti-takeover devices, which, in our view, threatens to disenfranchise your voting rights and prevent you from making your own decisions as to offers for your shares. Our nominees will seek, among other things, to:

            o redeem the poison pill rights plan adopted by the Hercules Board last year;

            o urge the Board to reverse the Company's position with regard to a Hercules Bylaw which it claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors;

            o     present stockholders with the opportunity to opt out of
                  Section 203 of the Delaware General Corporation Law (which generally prohibits certain business combination transactions with a beneficial owner of more than 15% of Hercules' voting stock for three years unless Hercules' Board has previously approved the business combination transaction or the initial 15% acquisition); and


--------------------------
(2) The Hercules nominees own in the aggregate approximately 162,000 shares, having acquired approximately 152,000 shares through outright grants and Company subsidized stock purchases.

            o resist the adoption of any other measures which could deprive stockholders of the opportunity to make their own decisions.

Our nominees, if elected, will not constitute a majority of the Board. As a result, our nominees will not be in a position by themselves to cause the Hercules Board to take the foregoing actions. However, we believe that the election of our nominees will send a clear message to the remaining incumbent directors that these actions are necessary and in the best interest of Hercules stockholders. Although it may be argued that anti-takeover devices such as those described above provide boards of directors with time to respond to unsolicited bids and provide incentives for a potential bidder to negotiate with the board, we believe that you should be permitted to consider for yourself the merits of offers for your shares.

                     --------------------------------------


               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION


Q:      WHO IS SOLICITING YOUR PROXY?

A: We are International Specialty Products Inc. ("ISP"), a New York Stock Exchange listed, multinational manufacturer of specialty chemicals and mineral products. As of the date of this proxy statement, we are the largest stockholder of the Company and beneficially own 10,719,200 shares of Hercules common stock, representing approximately 9.9% of the outstanding shares. For more information on the participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page 33.

Q:      WHO ARE THE ISP NOMINEES?

A: In addition to Mr. Heyman, the Chairman of ISP's Board, and Mr. Kumar, President and Chief Executive Officer of ISP, our nominees include two independent persons who are not affiliated with ISP - Gloria Schaffer and Raymond Troubh. Gloria Schaffer has served in a number of high profile Government positions including the Secretary of State and the Commissioner of the Department of Consumer Protection of the State of Connecticut and a Member of the Civil Aeronautics Board. Mr. Troubh has broad financial experience, with over 25 years in financial consulting, which includes serving as a general partner at Lazard Freres & Co. Mr. Troubh also served as a governor of the American Stock Exchange. In addition, Mr. Troubh has served as a member of the Board of Directors of Time Warner, Inc., Becton, Dickinson and Company and America West Airlines, Inc. and currently serves as a member of the Board of Directors of eight public companies - including Starwood Hotels & Resorts, Inc., Health Net, Inc. and Diamond Offshore Drilling, Inc. If elected to the Hercules Board, each ISP nominee would act in accordance with his or her fiduciary duties to Hercules stockholders with respect to any action that he or she takes as a director. We have no reason to believe that any of our nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

Q:      WHO CAN VOTE AT THE 2001 ANNUAL MEETING?

A: If you owned Hercules shares on March 6, 2001 (the "Record Date"), you have the right to vote at the 2001 Annual Meeting. As of the close of business on the Record Date, we believe that there were 108,115,824 shares of common stock of Hercules issued and outstanding and entitled to vote. Stockholders have one vote for each share of common stock they own with respect to all matters to be considered at the 2001 Annual Meeting.

Q:      WHAT SHOULD YOU DO TO VOTE?

A: Sign, date and return the enclosed BLUE proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Voting Procedures" on page 27.

Q:      WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call Georgeson Shareholder Communications Inc. toll free at 1-800-223-2064.

--------------------------------------------------------------------------------

                                    IMPORTANT

                     Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided today.

2. If you have previously signed and returned a WHITE proxy card to Hercules, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE proxy card already sent to Hercules by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2001 Annual Meeting to Georgeson Shareholder Communications Inc. or the Secretary of Hercules, or by voting in person at the 2001 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE proxy card to be issued representing your shares.

4. After signing the enclosed BLUE proxy card, do not sign or return the WHITE proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

                     If you have any questions about giving your proxy or require assistance, please call:

                    Georgeson Shareholder Communications Inc.
                                 17 State Street
                               New York, NY 10004

                         Call Toll-Free: 1-800-223-2064
              Banks and Brokerage Firms Call Collect: 212-440-9800

--------------------------------------------------------------------------------

                          BACKGROUND AND RECENT EVENTS

                     ISP began purchasing shares of Hercules common stock in January 2000 because we believed that the shares of the Company were substantially undervalued. On July 24, 2000, we filed a Schedule 13D with respect to our beneficial ownership of approximately 9.98% of the outstanding common stock of Hercules and informed the Company's former Chairman and CEO, Vincent Corbo, that we wished to increase our ownership position and were filing a Hart-Scott-Rodino application seeking permission to do so.

                     On August 1, 2000, Hercules released its second quarter 2000 earnings, which reported that net income had fallen 56% from the previous quarter.

                     On August 4, 2000, less than two weeks after we filed our
Schedule 13D, the Hercules Board adopted the poison pill Rights Agreement. The Board, in taking this action, defied the wishes of Hercules stockholders as evidenced by the adoption of a non-binding proposal to redeem Hercules' previous pill in 1992. The poison pill serves as a powerful anti-takeover device by making it prohibitively expensive to acquire 10% or more of Hercules' common stock without Board approval.

                     On August 25, 2000, Hercules announced that it was reducing its quarterly dividend from $0.27 to $0.08 per share. The dividend was totally eliminated on November 14, 2000.

                     On October 11, 2000, Mr. Heyman proposed that ISP commence a tender offer for 25 million shares of Hercules common stock at $17.50 per share in cash. This price represented a premium of over 22% based on the Hercules closing price of $14.31 per share on October 10, 2000, and an almost 50% premium over the Hercules closing price of $11.75 per share on July 21, 2000, the day before our first public filing stating that we had acquired a 9.9% interest in Hercules. In connection with ISP's proposal, Mr. Heyman delivered the following letter to the Board on October 11, 2000, encouraging the Board to abandon management's restructuring plan.

               Dear Hercules Board member:

                         As you no doubt are aware, Vince Corbo and I have had a
               number of discussions in recent weeks regarding Hercules' restructuring program. In this regard, I was surprised to learn from Vince yesterday that, notwithstanding the recent Moody's downgrade of the Company's debt as well as other developments referred to below, Hercules does not intend to alter its current course. Parenthetically, the downgrade, coming at a particularly turbulent time in the high yield market (I am enclosing an October 10th, The Wall Street Journal article entitled, "Junk-Bond Prices Shrink As Investor Caution Grows," regarding this subject), will now result in a very costly refinancing for the Company -- thereby making it impossible for Hercules to achieve anywhere near the interest savings previously projected.

                         While Hercules' game plan may have made good sense when
               first adopted, we are convinced that adverse developments in recent months have now overtaken it. Accordingly, for Hercules to proceed now with a "too little, too late" program raises serious question as to whether the Company is pursuing a strategy which discriminates in favor of its creditors at the expense of its shareholders.

                         Consider these recent developments:

                         (1) Significant delays in asset dispositions, including the real possibility that FiberVisions will not be sold at this time;

                         (2)   Decline in growth forecasts for core operations;

                         (3)   Reduction in size of acquisition program;

                         (4) Significant decline in projected interest rate savings;

                         (5) Adverse impact of the euro, which is especially significant for Hercules given its substantial European presence;

                         (6)   Decline in overall earnings projections; and

                         (7)   Drastic dividend reduction.

                         In the face of these developments, it has become all
               too apparent to us that the course Hercules is now pursuing will not enhance shareholder value but erode it instead. What justification can there be for making asset divestitures which are earnings dilutive, and which in the end, because of the credit downgrade as well as other factors, will not be sufficient to enable Hercules to achieve sufficient financial flexibility to grow its remaining businesses at anywhere near the targets the Company established only several months ago? Under all the circumstances and given the fact that private sale values of specialty chemicals businesses are still robust and well above public trading values, we have come to the conclusion that the only practicable option for realizing Hercules' underlying values must involve the sale of the Company, in whole or in parts.

                         Also of serious concern to us is Hercules' apparent
               disregard for the interest of its shareholders, as demonstrated by its adoption of a "poison pill" on August 7th, which provides for a 10% trigger point. Significantly, the Board adopted this anti-shareholder provision little more than 2 weeks after we had notified Vince that we had acquired 9.9% of Hercules' shares, informing him at the same time that we wished to increase our ownership position and were filing a Hart-Scott Rodino application seeking permission to do so. Moreover, Hercules' refusal to eliminate or modify its "poison pill" in the face of our offer of a standstill agreement is further indicative of Hercules' anti-shareholder bias.

                         We are therefore requesting that the Hercules Board
               abandon its "too little, too late" approach and promptly entertain a sale of the Company while the time is still propitious. And the timing here is all the more important in light of the fact that Hercules is about to embark on a major refinancing, which we anticipate could become extremely expensive to unwind should Hercules decide to pursue a sale of the Company at a later time.

                         In the meantime, as an expression of our confidence in
               this proposed course of action and to provide those Hercules shareholders who wish to sell their shares now with an opportunity to do so at a 25% premium above the current market price, we are prepared to commence a tender offer for 25 million shares of Hercules common stock at $17.50 per share in cash. While we believe that Hercules' shares should be worth more, in a sale of the Company, than our tender offer price, this price represents an almost 50% premium over Hercules' closing price of $11.75 per share on July 21st, the day before ISP's 13D filing providing notice for the first time that it had acquired a 9.9% interest in Hercules. ISP's tender offer will not be subject to financing but will obviously require that the Hercules Board exempt our offer from the "poison pill" and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law.

                         We are prepared to commence the tender offer promptly
               should you inform us that you will meet the above conditions. We would appreciate your timely response.

                                                   Sincerely,

                                                   /s/ Samuel J. Heyman

                     On October 11, 2000, Hercules issued a press release indicating that it had received ISP's letter and that the Board would consider ISP's proposal. Soon thereafter, on October 17, 2000, Vincent Corbo resigned as Chairman and CEO of Hercules and Thomas Gossage was named its new Chairman and CEO. Mr. Gossage stated that Hercules "will consider all strategic alternatives, as well as the proposal made by Mr. Heyman, based on our considered view of what is in the best interest of all Hercules shareholders." At the same time, Hercules announced that it did not expect to meet analysts earnings estimates for its third quarter ending September 30, 2000.

                     On October 27, 2000, Hercules announced that it had retained a financial advisor to assist Mr. Gossage and the Board in its evaluation of various alternatives.

                     On November 28, 2000, Hercules announced that its Board had decided to consider the sale or merger of the Company. Mr. Gossage stated that "the best strategic path for the Company over the long-term is to become part of a larger enterprise" and that "moving forward on this path provides the maximum value and opportunity for our shareholders, employees and customers."

                     In mid-January 2001, ISP informed Hercules that it was not interested in acquiring the Company and declined to receive confidential information from Hercules in connection with its sale process.

                     On January 18, 2001, Hercules announced that it had ended discussions on the sale of its FiberVisions Unit. Shortly thereafter, on January 23, 2001, Hercules debt was downgraded by Standard & Poor's.

                     After receiving no response to our proposal made on October 11, 2000, and in light of the adverse developments at the Company described above, on January 23, 2001, ISP reiterated its proposal to make an offer to purchase 25 million shares of Hercules common stock at a price of $17.50 per share in cash if, as requested by Mr. Heyman, the Hercules Board would exempt the offer from the poison pill and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law. In connection with ISP's proposal, Mr. Heyman delivered the following letter to Mr. Gossage on January 23, 2001:

                Dear Tom:

                          Confirming yesterday's telephone conversation, I have
                reiterated ISP's interest in proceeding with its tender offer first proposed to the Hercules Board last October. Notwithstanding a number of adverse developments at the Company, as well as the substantial deterioration of the U.S. economy in recent months, we are still willing to proceed on the same basis -- at the original price of $17.50 per share in cash for 25 million shares of Hercules common stock.

                          Given the delay with respect to execution of the
                Company's program and uncertainty as to its outcome, we believe that a substantial number of Hercules shareholders may very well wish to avail themselves of the opportunity to sell their shares, or a portion thereof, at what amounts to a 30% premium above the current market price and an almost 50% premium over Hercules' closing price of $11.75 per share on July 21st, the day before ISP's 13D filing providing notice for the first time that it had acquired a 9.9% interest in Hercules. As we have stated earlier, ISP's tender offer will not be subject to financing but will obviously require that the Hercules Board exempt our offer from the "poison pill" and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law. We are prepared to commence the tender offer promptly should you inform us that you will meet these conditions.

                          Finally, ISP's proposed course of action is perfectly
                consistent with Hercules' ongoing effort to maximize shareholder values. In this connection, you can always rely on the fact that we will be constructive with respect to any actions favorable to all Hercules shareholders. Moreover, time is of the essence here. As you know, Tom, we have been extremely patient due in no small measure to your reassurance to Hercules shareholders over recent months as well as our desire to be constructive. Now, of course, Hercules' continued optimistic prognostications over the past year have yet to be realized, the economic environment deteriorates with each passing day, and we must be allowed to proceed expeditiously so that we can hold the price in place.

                          I would appreciate your prompt response.

                          All the best.

                                              Sincerely,

                                              /s/ Samuel J. Heyman

                     After still receiving no response to our tender offer proposal made on October 11, 2000, and reiterated on January 23, 2001, Mr. Heyman delivered the following letter to Mr. Gossage on February 7, 2001:

                Dear Tom:

                          I am very disappointed that, notwithstanding our
                attempt to impress upon you the urgency that ISP be permitted to proceed with its tender offer, now more than two weeks later we still have not received your Board's response. Apparently, it has decided to await the results of Hercules' divestiture program, which we believe is a serious mistake. Moreover, as I indicated to you, it is just not realistic to expect us to keep our offer in place indefinitely, especially when the Company can clearly pursue its divestiture program while permitting our offer to go forward at the same time.

                          Unless you promptly communicate that we can proceed
                with the tender offer, we would now request that Hercules consider an alternative ISP initiative - which would be to amend the threshold for the Company's poison pill from the current 10% to 20% (the latter being a more customary threshold for companies with poison pills) and approve any party's purchase of shares up to the 20% threshold for purposes of Section 203 of the Delaware General Corporation Law. While you have indicated that you share our philosophic opposition to poison pills altogether, this more limited, compromise approach is designed to hopefully elicit your Board's prompt affirmative response and would at least permit ISP, or anyone else for that matter, to make purchases up to a 20% limitation.

                          If the Hercules Board refuses to take this action
                voluntarily, we intend to seek a vote of Hercules shareholders at this year's Annual Meeting to repudiate the Company's poison pill. In this connection, we believe that if the Company will not act responsibly, its shareholders should be able to decide. If you require us to proceed in this fashion, we are requesting that the Hercules Board include the various proposals in the attached letter in your proxy materials for this year's Annual Meeting. Should the Board refuse this request, the attached letter serves as formal notification pursuant to Section 14 of the Securities Exchange Act of 1934, which we have been advised must be provided no later than today.

                          As you can see, we have included a proposal whereby
                Hercules would opt out of the provisions of Section 203 of the Delaware General Corporation Law, as well as various housekeeping proposals, and have included a proposal relating to the methodology used to elect directors. In this later connection, we believe that Hercules Bylaws, which your Company claims require "the affirmative vote of a majority of the outstanding shares" to elect directors, is highly unusual and serves no purpose other than as an entrenchment device. Most companies require only a majority of the shares voted (a plurality). Under your interpretation of the bylaws, a nominee could receive a majority of the votes cast but nevertheless lose the election.

                          All the best.

                                             Sincerely,

                                              /s/  Samuel J. Heyman

                     Just this past February, Hercules reported fourth quarter 2000 profit from operations of $68 million and a net loss of $6 million, or $0.05 per diluted share, excluding nonrecurring items. This result was in sharp contrast to Hercules' own projection (off more than 30%) given on October 26th, only two months before the end of the quarter, that fourth quarter profit from operations would be in the range of $100 million. The results also reflected a significant decline from Hercules' fourth quarter earnings per share of $0.46 in the previous year.

                     On February 8, 2001, almost four months after our initial proposal, Hercules said that it would consider ISP's tender offer "in due course." Mr. Gossage also told analysts on February 8, 2001 that he was working toward a sale of the Company by midyear, but declined to provide details on the process.

                     In light of the Company's failure to respond to ISP's repeated requests that the Company terminate its poison pill, or in the alternative amend the poison pill's threshold from 10% to 20%, Mr. Heyman delivered the following letter to Mr. Gossage on February 20, 2001:

                Dear Tom:

                          Despite our repeated requests that Hercules eliminate
                its poison pill (or, in connection with a proposed compromise, at least increase its trigger point to 20%) to enable ISP (or anyone else for that matter) to increase its ownership of your Company's shares - which requests date back to September, 2000, and have been repeated in letters dated October 11, January 23, and most recently on February 7 - we continue to receive no response from you or your Board.

                          Since we became a shareholder early last year, the
                Company and its shareholders have in our opinion paid a high price for management's procrastination as well as its continued flawed policies and poor execution. We are also shocked and surprised by the Company's continued withholding of information from its shareholders and what we consider to be its remarkable indifference to their concerns - as was plainly evidenced by the Company's recent conference call.

                          Under the circumstances, we believe that you have left
                us no alternative but to wage a proxy contest at the Company's Annual Meeting this Spring. In addition to the previous notification we have given regarding proposals to be presented for action at the Meeting, we will also be nominating a slate of Directors to run for the four Board seats whose terms expire this year, director-nominees who, I can assure you, will be committed to the maximization of values for all Hercules shareholders.

                                             Sincerely,

                                             /s/  Samuel J. Heyman

                     Mr. Heyman stated in his February 20 letter that "[w]e are shocked and surprised by the Company's continued withholding of information from its shareholders" because on Hercules' February 8, 2001 conference call for stockholders and analysts, the Company refused to entertain any questions concerning the then-current state of the Company's business, the Company's prospects for the year, the status of the Company's sale process or the proposals made by ISP. In addition, the Company even refused to disclose the sale price for the Company's resins business, instead suggesting "you are certainly free to speak to Eastman on that."

                     The Hercules Board failed to respond to ISP's repeated requests (on October 11, 2000, January 23, 2001 and February 7, 2001) that Hercules eliminate or revise its poison pill to enable ISP to promptly proceed with its proposed tender offer.

                     On February 23, 2001, Mr. Gossage sent a letter to Mr. Heyman stating that the Board had declined to amend the Hercules Shareholder Rights Plan to permit an acquiror to purchase up to an additional 10% of the Company's shares beyond the current 10% threshold. In addition, Mr. Gossage alleged that "the progress of the Company's discussions with third parties could be very negatively impacted by their perception of your activities." Mr. Gossage also invited ISP to "submit a proposal to acquire the entire Company rather than a proposal to purchase a significant minority interest."

                     In response to Mr. Gossage's February 23 letter, Mr. Heyman reminded Mr. Gossage that ISP had already declined to take part in the auction process, in large measure because ISP views its Hercules stake as an investment and so that there could be no claim that ISP's participation, as the Company's largest stockholder, would have a chilling effect on other interested bidders. Mr. Heyman's message was contained in the following letter sent to Mr. Gossage on February 28, 2001:

                Dear Tom:

                          I was disappointed in your February 23rd letter and
                your Board's decision to reject ISP's compromise proposal. Contrary to your apparent belief, there is nothing inconsistent in our view with a shareholder being permitted to underscore its confidence in the underlying values of the Company by making an additional investment on the one hand and your "on going sale process" on the other.

                          We are concerned with what seems to us Hercules'
                narrow, one-dimensional approach to maximizing shareholder values. If Hercules is unable to sell the Company on an advantageous basis, it will have needlessly deprived Hercules shareholders of the opportunity to decide for themselves whether to accept our previously proposed $17 1/2 tender offer or, under our compromise approach, sell their shares in the open market to ISP or any other shareholder wishing to acquire up to 20% of the Company's shares. This position is especially surprising given the multitude of takeover defenses the Company has erected and the fact that we have always been willing to address any of your legitimate concerns in the form of reasonable conditions with respect to our ownership position.

                          With respect to your reference to the withdrawal of
                our proposed tender offer, as you know, the October offer expired by its own terms on account of the fact that your Board had refused to exempt it from its poison pill and related Delaware statutory provisions. That is why we put forward the compromise proposal to permit ISP to acquire up to 20% of Hercules' shares rather than 35%. While we can only assume that if your Board is unwilling to permit our acquisition of up to 20% of Hercules shares, it would not have gone along with our 35% proposal either - but if we are missing something in this regard, please let us know.

                          With regard to the last point in your letter, your
                claim that ISP's actions/statements are a hindrance to your efforts is sheer nonsense, as in point of fact we have been very patient and constructive shareholders for some time now. As you will recall, it was ISP who first encouraged Hercules to abandon its flawed restructuring strategy and sell the Company. While it took Hercules quite some time to adopt this strategy, we not only applauded the decision but have provided assurances, whether we were a 10%, 20%, or 35% owner, that we would support the sale of the Company at a fair price. In fact, despite your invitation, we have refrained from taking part in the auction process in large measure because we view our Hercules stake as an investment and so that there could be no claim that our participation, as the Company's major shareholder, would have a chilling effect on other interested bidders.

                          Tom, you know that we have a high conviction
                concerning the way in which Hercules has conducted the Company's affairs in recent years. In this connection, we intend to bring these matters to the attention of Hercules shareholders at the Company's upcoming Annual Meeting. Moreover, as owners of more than 10.7 million Hercules shares, we will be seeking to elect a slate of directors, with a strong ownership orientation committed to the interests of Hercules shareholders, to replace the four incumbent directors up for re-election this year, who we understand (as of the last public filing) own in the aggregate less than 50,000 shares.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On March 5, 2001, Mr. Heyman sent the following letter to Mr. Gossage:

                Dear Tom:

                          Just a note to close the loop with you regarding the
                discussions between our General Counsel, Rich Weinberg, and your David Katz.

                          When I received your February 23rd letter, although I
                do not believe for a minute that we are in any way hindering your efforts to sell the Company, in an effort to bend over backwards, I asked Rich to contact David to see whether there was anything we could do to be helpful. Rich and David met on February 26th and talked on the telephone several days later, during which time we were requested to delay the filing of our preliminary proxy materials.

                          We suggested, and quite appropriately I believe, that
                if you wanted us to delay our filing for some period, we would be willing to accommodate you so long as there was a similar adjustment to the Annual Meeting date. Obviously, we cannot be put in the position of delaying our filing and as a result SEC clearance of our materials while at the same time Hercules reserves its right to press forward with its April 26th Annual Meeting date. And so we were completely floored when David got back to us to indicate that this was apparently what you had in mind.

                          Tom, we attempted to respond to your stated concerns,
                but the upshot of these discussions is that you have left us no alternative but to proceed with our filing, which should take place later today.

                                              Sincerely,

                                              /s/ Samuel J. Heyman

                     On March 8, 2001, Samuel J. Heyman sent the following letter to Mr. Gossage:

                Dear Tom:

                          Although I wrote you on February 7th regarding your
                Company's director election by-law, which requires, according to Hercules' interpretation, an affirmative vote of a majority of the outstanding shares for election of directors, we have received no response concerning this matter.

                          We have been advised that this by-law, as interpreted
                by your Company, is to say the least highly unusual and indeed may be unique in the annals of corporate governance. Moreover, it could well operate to disenfranchise Hercules shareholders by bringing about an unfair result whereby an ISP nominee, by way of example, could receive votes representing 50 million Hercules shares to 10 million shares for the incumbent, and under your Company's by-law, the incumbent would retain his or her seat on the Board.

                          Tom, I think you would acknowledge that this would be
                an outrageous result, and I would request that you and your Board promptly take whatever action is necessary to remedy this
                - thereby taking this issue off the table so that we can all focus in our proxy contest on the real issues of concern to Hercules shareholders.

                          Inasmuch as the Annual Meeting is scheduled to take
                place in April, I would appreciate your prompt response.

                          Thank you for your anticipated cooperation in this
                matter.

                                            Sincerely,

                                            /s/ Samuel J. Heyman

                     On March 12, 2001, Samuel J. Heyman sent the following letter to Mr. Gossage:

                Dear Tom:

                          We have not received a response to our February 7 and
                March 8 letters concerning the director election Bylaw matter. I can only assume that this matter has been referred to your Board for its determination, and from past experience I must tell you, quite frankly, that I simply have no confidence in the willingness of the Hercules Board to do the right thing.

                          And this brings us to a second point. In reviewing
                past actions of the Hercules Board, which in our opinion evidence a clear disregard for the rights and interests of the Company's shareholders, we simply cannot be sure that a favorable vote on resolutions currently included in our Preliminary Proxy Statement will be implemented by your Board without costly and time consuming delay and even possible litigation. For example, what possible explanation could there be for the following:

                                    In 1992, a non-binding proposal to redeem
                          Hercules' then existing, 20% threshold poison pill or submit it to a stockholder vote was approved by stockholders. Despite this stockholder mandate, the Hercules Board never put it to a definitive vote and refused to terminate the pill for three years. And then to add insult to injury, notwithstanding the 1992 stockholder vote, the Hercules Board implemented just this past August, without notice or shareholder approval, a new poison pill with a low 10% threshold.

                          In view of the above, we have decided to table our
                other shareholder proposals in order to focus the proxy contest on the election of our nominees. As a result, both sides will be able to address for shareholders, in a very direct and clear cut way, the paramount issue - the Hercules Board's record of corporate stewardship.

                                             Sincerely,

                                             /s/  Samuel J. Heyman

                     Mr. Heyman's statement in his March 12 letter that "we have decided to table our other shareholder proposals" was intended to indicate that except for the election of our four nominees, we do not presently intend to raise any of our prior proposals (primarily relating to the Company's poison pill and Delaware 203) at the 2001 Annual Meeting.

                              ELECTION OF DIRECTORS

                     We are soliciting your proxy for the election of the ISP nominees as directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

                     In accordance with Hercules Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, Hercules Board of Directors is to consist of not less than seven and not more than eighteen Directors, the exact number to be specified by the Board. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term. Based on information contained in reports filed by the Company with the Securities and Exchange Commission, thirteen directors currently serve on the Hercules Board. Four of these directors have terms that expire in 2001 and, according to the Company's proxy statement for the 2001 Annual Meeting, four directors are to be elected at the 2001 Annual Meeting and one director, Robert G. Jahn, will be retiring upon the expiration of his term. Messrs. Heyman, Kumar, Gloria Schaffer and Raymond Troubh, if elected, would serve for terms expiring at the Company's annual meeting of stockholders in 2004. If any additional directorships are to be voted upon at the 2001 Annual Meeting, we reserve the right to nominate additional persons to fill such positions. We do not expect that the ISP nominees will be unable to stand for election but, in the event that any ISP nominee is unable to do so, shares represented by BLUE proxy cards will be voted for the other ISP nominees. In addition, ISP reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the ISP nominees.

                     If the ISP nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

ISP Nominees

                     The information below concerning age, principal occupation and directorships has been furnished by each respective nominee. The following persons are our nominees for election as directors in the class whose terms expire at the 2004 Annual Meeting of Stockholders:

                                                    Present Principal Occupation and Five Year
Name and Business Address            Age            Employment History                                  Class
-------------------------            ---            ------------------                                  -----
Samuel J. Heyman                     62             Mr. Heyman has been a director and Chairman          2004
1361 Alps Road                                      of ISP since its formation and served as its
Wayne, New Jersey 07470                             Chief Executive Officer from its formation
                                                    until June 1999. He also has been a director
                                                    of GAF Corporation ("GAF") and its successor



                                       24

                                                    by merger, G-I Holdings Inc. ("G-I
                                                    Holdings"), for more than five years and was
                                                    President and Chief Executive Officer of GAF
                                                    and certain of its subsidiaries and Chief
                                                    Executive Officer of G-I Holdings for more
                                                    than five years until September 2000. G-I
                                                    Holdings primary business is conducted
                                                    through Building Materials Corporation of
                                                    America ("BMCA"), an indirect, approximately
                                                    97% - owned subsidiary of G-I Holdings which
                                                    is primarily engaged in the commercial and
                                                    residential roofing business. In January
                                                    2001, G-I Holdings filed for protection
                                                    under chapter 11 of the United States
                                                    Bankruptcy Code as a result of its asbestos
                                                    liabilities. Mr. Heyman was a director and
                                                    Chairman of BMCA from its formation until
                                                    September 2000, and served as Chief
                                                    Executive Officer of BMCA from June 1996 to
                                                    January 1999 and from July 1999 to September
                                                    2000 and as the President of BMCA from July
                                                    1999 to February 2000. He is also the Chief
                                                    Executive Officer, Manager and General
                                                    Partner of a number of closely held real
                                                    estate development companies and
                                                    partnerships whose investments include
                                                    commercial real estate and a portfolio of
                                                    publicly traded securities.

Sunil Kumar                          50             Mr. Kumar has been director, President and         2004
1361 Alps Road                                      Chief Executive Officer of ISP since June
Wayne, New Jersey 07470                             1999. Mr. Kumar has also been President and
                                                    Chief Executive Officer of certain
                                                    subsidiaries of ISP, including ISP
                                                    Investments Inc., since June 1999. Mr. Kumar
                                                    was a director, President and Chief
                                                    Executive Officer of BMCA from May 1995,
                                                    July 1996 and January 1999, respectively,
                                                    until June 1999. He was Chief Operating
                                                    Officer of BMCA from March 1996 to January
                                                    1999. Mr. Kumar also was President,


                                       25

                                                    Commercial Roofing Products Division, and
                                                    Vice President of BMCA from February 1995 to
                                                    March 1996.

Gloria Schaffer                      70             Ms. Schaffer served as a Commissioner of the       2004
1211 Chapel St.                                     Department of Consumer Protection of the
New Haven, CT  06511                                State of Connecticut from 1991 to 1995, as a
                                                    Member of the Civil Aeronautics Board from
                                                    1978 to 1984 and as the Secretary of State
                                                    of the State of Connecticut from 1970 to
                                                    1978. Ms. Shaffer also previously served on
                                                    the Board of Directors of Amity Bank and
                                                    Amity Bankcorp, Mott's Inc. and Emery Air
                                                    Worldwide, and, since 1996, has served as a
                                                    partner at C.A. White, Inc., a real estate
                                                    development firm.

Raymond S. Troubh                    74             Mr. Troubh has been a financial consultant         2004
10 Rockefeller Plaza                                for more than five years. Prior to that he
Suite 712                                           was a general partner of Lazard Freres &
New York, New York 10020                            Co., an investment banking firm, and a
                                                    governor of the American Stock Exchange. Mr.
                                                    Troubh has served as a director of the
                                                    following public companies: Time Warner,
                                                    Inc., Becton, Dickinson and Company and
                                                    America West Airlines, Inc., and is a
                                                    director of ARIAD Pharmaceuticals, Inc., a
                                                    biopharmaceutical company, Diamond Offshore
                                                    Drilling, Inc., a contract drilling company,
                                                    General American Investors Company, an
                                                    investment trust company, Gentiva Health
                                                    Services, Inc., a healthcare provider,
                                                    Health Net, Inc., a managed healthcare
                                                    company, Starwood Hotels & Resorts, Inc., a
                                                    hotel operating company, Triarc Companies,
                                                    Inc., a holding company, and WHX
                                                    Corporation, a steel products company. He is
                                                    also a trustee of Corporate Renaissance
                                                    Group Liquidating Trust, Inc., MicroCap
                                                    Liquidating Trust and Petrie Stores
                                                    Liquidating Trust.

                     Each of the nominees has consented to serve as a director until the expiration of his or her respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected.

However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

                     The nominees understand that, if elected as directors of Hercules, each of them will have an obligation under Delaware law to discharge his or her duties as a director in good faith, consistent with his or her fiduciary duties to Hercules and its stockholders.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES


                         OTHER MATTERS TO BE CONSIDERED
                           AT THE 2001 ANNUAL MEETING


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                     As set forth in Hercules' proxy statement, at the 2001 Annual Meeting, Hercules stockholders will be asked to ratify the appointment by Hercules Board of PricewaterhouseCoopers LLP as Hercules' independent auditors for the year 2001. We are not making any recommendation on this proposal.

OTHER PROPOSALS

                     Except as set forth above, we are not aware of any proposals to be brought before the 2001 Annual Meeting. However, we intend to bring before the 2001 Annual Meeting such business as may be appropriate, including without limitation nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of Hercules Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the 2001 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

                                VOTING PROCEDURES

                     In order to ensure that your views on the proposals are heard by Hercules and your vote represented at the 2001 Annual Meeting, we urge you to sign and date the enclosed BLUE proxy card and return it to Georgeson Shareholder Communications Inc. ("Georgeson"), in the enclosed postage paid envelope TODAY. Execution of the BLUE proxy card will not affect your right to attend the 2001 Annual Meeting and to vote in person.

                     You are eligible to execute a BLUE proxy only if you owned the Common Stock on the Record Date. Hercules Board has set March 6, 2001 as the Record Date for determining those stockholders who will be entitled to notice of and to vote at the 2001 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the

Shares held by you on the Record Date, or grant a proxy to vote such Shares on the BLUE proxy card, even if you sell such shares after the Record Date.

                     As of the close of business on the Record Date, we believe that there were 108,115,824 shares of common stock of Hercules issued and outstanding and entitled to vote. Stockholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2001 Annual Meeting.

                     In order for your views on the above-described proposals to be represented at the 2001 Annual Meeting, please sign and date the enclosed BLUE proxy card and return it to Georgeson in the enclosed prepaid envelope TODAY. Execution of the BLUE proxy card will not affect your right to attend the 2001 Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2001 Annual Meeting to Georgeson or the Secretary of Hercules, or by voting in person at the 2001 Annual Meeting. Only your latest dated proxy will count.

                     Unless otherwise indicated, the BLUE proxy authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the ISP nominees. If no marking is made on your BLUE proxy with respect to the ratification of the appointment of Hercules' independent auditors, you will be deemed to have given a direction to abstain from voting on such matter.

                                  VOTE REQUIRED

                     Based on currently available public information, a quorum will exist at the 2001 Annual Meeting if holders of not less than a majority of the shares of Hercules common stock outstanding and entitled to vote at the 2001 Annual Meeting are present in person or by proxy. If a quorum is present, the election of directors requires the following vote:

o ELECTION OF DIRECTORS: Hercules claims that its Bylaws require that in order to be elected, nominees for director must receive the affirmative vote of a majority of all outstanding shares. We disagree with its interpretation and believe, based on the reasons set forth below, that under Delaware law our nominees should be elected if they receive the greatest number of votes cast at the 2001 Annual Meeting.

                     Our view that, under Delaware law and the Hercules Bylaws, our nominees should be deemed elected if they receive the greatest number of votes cast at the 2001 Annual Meeting is supported by the following legal analysis:

                     Section 216(3) of the Delaware General Corporation Law provides that in the absence of specification in the certificate of incorporation or bylaws of a corporation, "[d]irectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors." Delaware case law has established that in order to overcome this voting rule, the certificate of incorporation or bylaw provision must "not be couched in ambiguous language, rather the language employed must be positive, explicit, clear and readily understandable and susceptible to but one reasonable interpretation, which would indicate beyond doubt that the rule was intended to be abrogated." Standard Power and Light Corp. v. Investment Associates, Del. Supr., 51 A.2d 572 (1947).

                     Article II, Section 2 of Hercules Bylaws currently provides that "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." The subordinate clause "by the majority vote of the stock then issued and outstanding and entitled to vote thereat", we believe, should not be interpreted as requiring that the winner obtain the affirmative vote of the holders of a majority of the shares issued and outstanding. Such an interpretation of the subordinate clause is disfavored because it deviates from the "fundamental principle of majority rule." Centaur Partners, IV v. National Intergroup, Inc., Del. Supr., 582 A.2d 923, 927 (1990). It also creates a conflict with the rest of the sentence. Absent the subordinate clause, the remainder of the sentence requires that a class of directors "shall be elected" at the annual meeting. A construction that would require the winner to obtain the affirmative vote of the holders of a majority of the shares issued and outstanding, we believe, creates the possibility that in a contested election no candidate will obtain the requisite number of votes, in which event no successors would be elected at the annual meeting as the By-laws require and the incumbent directors would continue to hold their seats even though their three-year terms have expired and indeed, even though the incumbent directors had received fewer votes than the other candidates or even no votes at all.

                     The Delaware Supreme Court has interpreted a similar bylaw in a manner that avoids this same problem. In Standard Power, the Court was asked to interpret the following provision in a certificate of incorporation:

           The holders of the Common Stock Series B shall have the right by the vote of a majority in number of shares of the Common Stock Series B issued and outstanding to elect a minority in number of the full Board of Directors of the corporation, such minority to consist of the largest number of Directors which will constitute a minority in number of such full Board of Directors, and the directors so elected shall be known as Class B directors.

The Court declined to interpret the highlighted phrase as requiring a contestant to obtain the votes of a majority of the outstanding shares because that result "would be inequitable, unusual and such as reasonable men would not likely intend." Id. at 577. The Court ruled that the provision "should be construed to mean that a majority in number of the issued and outstanding Series B shares must be voted, and that this is the full extent of the charter requirement in this regard." Id. At 578. The court accepted that construction even though a separate provision in the certificate of incorporation "requir[ed] the presence for quorum purposes of a majority in number of the shares of the Series B stock before the stockholders are entitled to vote for the election of Class B directors[.]" Id. At 577.

                     The clause "by the majority vote of the stock then issued and outstanding and entitled to vote thereat", we believe, should be interpreted in identical fashion as the phrase from Standard Power: "by the vote of a majority in number of shares of the Common Stock Series B issued and outstanding." The reasons for our interpretation include the following:

            o The language of the Hercules Bylaw closely tracks the language of the bylaw interpreted in Standard Power.

            o The Standard Power construction avoids the policy problems of holdover directors and the possible disenfranchisement of a plurality or even majority of those voting. These policy considerations are of particular concern in this case, because Hercules has a classified board.

            o The Standard Power construction avoids creating an internal inconsistency in Article II, Section 2.

            o The language of Article II, Section 2 does not track the clear language of Article I, Section 6: "the affirmative vote of the holders of a majority of the shares present in person or by proxy." If the drafters of the Bylaws wanted to deviate from the default rule in Article I, Section 6, they knew how to clearly draft such language (e.g., "election of a new director shall require the affirmative vote of the holders of a majority of the shares issued and outstanding").

                     Furthermore, the interpretation by the Company is not consistent with the scheme of Section 141(d) of the Delaware General Corporation Law, which establishes the conditions for a classified board of directors. The statute permits, by the certificate of incorporation or a by-law adopted by the vote of the stockholders, division of the directors into one, two or three classes. The term of the first class shall expire at the next annual meeting, the second class the year thereafter and the third class two years thereafter. The statute further provides "... and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expired." Should the Company's interpretation be adopted and a class of directors not be elected in a particular year, the incumbent directors would remain in office since their successors would not be elected and qualified. We believe that this result, which should be impermissible in any event as a matter of good corporate governance, also runs contrary to New York Stock Exchange policy, as Section
304.00 of the NYSE Listed Company Manual specifies that "... directors' terms of office should not exceed three years." There are no mechanics in the By-laws to establish how many classes of directors would be elected in the second year and third year and the term of each class. While this is also true should a plurality not elect the new members of the class, the higher voting requirement makes this a greater likelihood, particularly in the case of a proxy contest.

                     Our proxy statement and a form of proxy will be delivered to holders of at least the percentage of the Company's common stock required under applicable law to carry the Proposals.

                         WE STRONGLY RECOMMEND THAT YOU
                     VOTE "FOR" THE ELECTION OF OUR NOMINEES

                            METHOD OF COUNTING VOTES

                     The holders of not less than a majority of the number of shares of Hercules common stock outstanding and entitled to vote at the 2001 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included for purposes of determining whether a quorum exists. Broker non-votes occur when brokers do not receive voting instructions from their customers on non-routine matters and consequently have no discretion to vote on those matters. If your Hercules shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for a proxy card to be issued so that your shares will be represented at the 2001 Annual Meeting.

                     After a quorum is determined to exist at the 2001 Annual Meeting, under our interpretation of Hercules director election Bylaw, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Under Hercules' interpretation of that Bylaw, however, abstentions and broker non-votes will be counted as votes cast against the election of directors.

                     USE OF PREVIOUSLY PUBLISHED MATERIAL

                     This proxy statement includes quotations from previously published material contained in periodicals, newspapers and analyst reports, the source of which has been cited when used. We did not seek the consent of the author or publication to the use of any such material as proxy soliciting material. We have not directly or indirectly paid or proposed to pay any consideration in connection with the publication or republication of such material.

                             ADDITIONAL INFORMATION

                     The principal executive offices of Hercules Incorporated are at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894. Hercules manufactures chemical specialties used in a variety of home, office and industrial products including process paper chemicals, water treatment chemicals, water-soluble polymers, food ingredients, resins and polypropylene and polyethylene fibers. Hercules' primary markets include pulp and paper, petroleum refineries, food processors and manufacturers, construction materials, adhesives, pharmaceutical companies and personal care product manufacturers. Except as otherwise noted herein, the information concerning Hercules has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Hercules to disclose events that may affect the significance or accuracy of such information.

                     The principal executive offices of ISP are at 300 Delaware Avenue, Wilmington, Delaware 19801. We are a manufacturer of specialty chemicals and mineral products.

                     We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy statements and other documents with the SEC relating to our business, financial condition and other matters. These reports, proxy statements and other documents can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of ISP's filings with the SEC can also be obtained by mail for a fee by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. You can also get electronic copies of our filings with the SEC for free on the SEC's Internet web site at http://www.sec.gov. Copies of our filings with the SEC are also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                          PROXY SOLICITATION; EXPENSES

                     Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or similar means. Solicitation may be made by directors, officers, investor relations personnel and other employees of ISP and their affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

                     In addition, ISP has retained Georgeson to solicit proxies on our behalf in connection with the 2001 Annual Meeting. Georgeson will employ approximately 75 people in its efforts. We have agreed to reimburse Georgeson for its reasonable expenses and to pay to Georgeson fees not to exceed $225,000.

                     The entire expense of our proxy solicitation is being borne by ISP. In the event that our nominees are elected to Hercules Board, we may seek reimbursement of such expenses from Hercules. ISP does not intend to seek reimbursement for the stipend it pays to its nominees and does not intend to seek stockholder approval of reimbursement of its other expenses. In addition to the engagement of Georgeson described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $750,000. Total payment of costs to date in furtherance of our proxy solicitation is approximately $350,000.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

                     ISP, our nominees for directorships and the following officers of ISP may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this proxy solicitation:
Richard A. Weinberg, Executive Vice President, General Counsel and Secretary; Randall R. Lay, Executive Vice President and Chief Financial Officer; Susan B. Yoss, Executive Vice President and Treasurer; Stephen R. Olsen, Senior Vice President-Corporate Development; Jared Landaw, Vice President-Law; and Ben Stoller, Director-Corporate Finance and Investments. Information relating to the beneficial ownership of common stock of Hercules by the participants in this solicitation and certain other information relating to the participants is contained in Annex I to this proxy statement and is incorporated in this proxy statement by reference. Except as set forth in Annex I, none of the participants in this solicitation are party to any commercial dealings with Hercules or its subsidiaries required to be discussed pursuant to Schedule 14A promulgated under the Exchange Act, which governs the disclosure contained in this proxy statement.

                     CERTAIN INTERESTS IN THE PROPOSALS AND
                     WITH RESPECT TO SECURITIES OF HERCULES

                     To the knowledge of ISP, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among ISP or its associates with respect to any securities of Hercules.

                     Gloria Schaffer and Raymond Troubh, each in his or her capacity as a nominee for election to the Hercules Board, will receive a stipend of $25,000 from ISP for his or her service as a nominee. This stipend is not refundable in any manner in connection with the outcome of our proxy solicitation or otherwise. The Nominees are each party to an indemnity agreement with ISP (the "Director Indemnity Agreements"). In accordance with the terms of the Director Indemnity Agreements, ISP has agreed to indemnify and hold harmless each of the nominees from and against, among other things, all expenses, liabilities and losses, including reasonable attorney's fees, related to any action, suit or proceeding to which such nominee is made a party or threatened to be made a party by reason of such nominee's action or inaction while serving as a nominee.

                         SECURITY OWNERSHIP OF DIRECTORS
                           AND MANAGEMENT OF HERCULES

                     The following table presents, as of March 6, 2001, based solely on information contained in Hercules' 2001 proxy statement, the common stock beneficially owned (as that term is defined by the SEC) by all directors and named executive officers of Hercules, and the directors and executive officers of Hercules as a group.

                     Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of common stock set forth opposite his or her name in the table.

                                                        Shares              Options
                                                     Beneficially         Exercisable         Restricted         Percent of
                      Name                            Owned (1)         Within 60 Days       Stock Units           Shares
------------------------------------------------- ------------------- -------------------- ----------------- -------------------
DIRECTORS AND OFFICERS
Thomas L. Gossage, Director and
Officer (2)                                             129,003             264,000                  0               *
J. Barry, Officer                                        71,954               7,200                  0               *
D. W. DiDonna, Officer                                   44,637             148,100                  0               *
J. G. Drosdick, Director                                  9,423               6,000              1,100               *
R. M. Fairbanks, III, Director                           12,088              21,000              1,253               *
I. J. Floyd, Officer                                     65,944              71,800                  0               *
A. R. Hirsig, Director                                    6,554               6,000              1,100               *
E. E. Holiday, Director                                   3,999              18,000              1,376               *
R. G. Jahn, Director                                     14,236              27,000                  0               *
G. N. Kelley, Director                                    9,744              27,000              2,185               *
R. L. MacDonald, Jr., Director                           15,421              27,000              1,928               *
G. MacKenzie, Officer                                   125,997             170,280              1,299               *
H. E. McBrayer, Director                                 77,324              24,000              1,527               *
P. McCausland, Director                                   7,784               9,000              1,100               *
J. A. H. Shober, Director                                 5,250               6,000              1,100               *
P. A. Sneed, Director                                    11,925              18,000              1,253               *
V. J. Corbo, Director and Officer (3)                   109,119             275,200                  0               *
H. J. Tucci, Officer (4)                                 53,231             209,200                  0               *
ALL DIRECTORS AND OFFICERS AS A GROUP
                                                        773,633           1,448,520             15,221               2%

*       Less than 1% of Hercules' outstanding shares of common stock.

(1) Includes shares, as of December 31, 2000, in the Savings and Investment Plan as follows: J. Barry, 2,351; D. W. DiDonna, 1,276; I. J. Floyd, 1,372; and G. MacKenzie, 3,421; and all directors and officers as a group, 8,420. Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: T. L. Gossage, 128,003; J. Barry, 38,000; D. W. DiDonna, 39,747; G. MacKenzie, 76,270; I. J. Floyd, 45,910; H. J. Tucci, 1,821; and all directors and officers as a group, 274,956. Owners have the same voting and dividend rights as other shareholders of Hercules, except for the right to sell or transfer. Included in the non-employee directors' totals is a one-time equity award. Mr. Kelley's total includes 1,594 shares that he holds jointly with his spouse.

(2)     Named Chairman and Chief Executive Officer on October 17, 2000.

(3) Resigned as President, Chairman and Chief Executive Officer on October 17, 2000.

(4)     Retired as officer on December 1, 2000.

                       PRINCIPAL STOCKHOLDERS OF HERCULES

                     The following table sets forth, based solely, except as otherwise described herein, on information contained in Hercules' 2001 proxy statement, the number and percentage of outstanding shares of common stock beneficially owned by each person known to ISP as of such date to be the beneficial owner of more than five percent of the outstanding shares of common stock.

                                                                            Shares
                                                                         Beneficially                    Percent of
                             Name                                            Owned                         Shares
--------------------------------------------------------------- -------------------------------- ----------------------------
5% SHAREHOLDERS
International Specialty Products, Inc.                              10,719,200                        9.9%(1)
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey  07670

T. Rowe Price Associates, Inc. (2)
100 E. Pratt Street
Baltimore, Maryland  21202                                           7,198,428                        6.7%

Mario J. Gabelli and related                                         6,707,400                        6.23%
entities (3)
c/o Gabelli Asset Management Inc.
One Corporate Center
Rye, New York  10580


(1) ISP Investments Inc. (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares. ISP Opco Holdings Inc., by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco Holdings Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. Samuel J. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 79% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares.

(2) Share holding as of March 6, 2001, as reported on Schedule 13G most recently filed by such shareholder.

(3)   Share holding as of March 6, 2001, as reported on Amendment No. 1 to the
      Schedule 13D filed by such shareholder.

              STOCKHOLDERS' PROPOSALS IN HERCULES' PROXY STATEMENT

                     Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a stockholder at the 2001 Annual Meeting, to be included in Hercules' proxy statement, must be received in writing at Hercules' principal executive offices not less than 120 calendar days in advance of the date of Hercules' proxy statement released to security holders in connection with its 2000 Annual Meeting of Stockholders. However, if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Hercules begins to print and mail its proxy materials.

                     Proposals should be addressed to the Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894.

WE URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.


Dated: March 23, 2001
                                        Sincerely,

                                        Your Fellow Stockholder:

                                        INTERNATIONAL SPECIALTY PRODUCTS INC.

                                                                      ANNEX I

                 INFORMATION CONCERNING INTERNATIONAL SPECIALTY
                      PRODUCTS INC. AND OTHER PARTICIPANTS
                               IN THE SOLICITATION

                     Information is being given herein for (i) International Specialty Products Inc., a Delaware corporation ("ISP"), (ii) Samuel J. Heyman, a natural person and nominee for the Board of Directors of the Company, (iii) Sunil Kumar, a natural person and nominee for the Board of Directors of the Company, (iv) Gloria Schaffer, a natural person and nominee for the Board of Directors of the Company, (v) Raymond Troubh, a natural person and nominee for the Board of Directors of the Company, (vi) Richard A Weinberg, Executive Vice President, General Counsel and Secretary of ISP ("Weinberg"), (vii) Randall R. Lay, Executive Vice President and Chief Financial Officer of ISP ("Lay"), (viii) Susan B. Yoss, Executive Vice President and Treasurer of ISP ("Yoss"), (ix) Stephen R. Olsen, Senior Vice President-Corporate Development of ISP ("Olsen"),
(x) Jared Landaw, Vice President-Law of ISP ("Landaw") and (xi) Ben Stoller, Director-Corporate Finance and Investments of ISP ("Stoller" and together with Weinberg, Lay, Yoss, Olsen and Landaw, the "ISP Participants"), who are each a "participant in a solicitation" as defined under the proxy rules (collectively, the "Participants").

                     Information is also given for each of the entities listed on Schedule A to this Annex I, each of which is an "associate", as defined under the proxy rules, of ISP.

                     ISP is a Delaware corporation. ISP has its principal place of business at 300 Delaware Avenue, Wilmington, Delaware 19801. The business address of each of the ISP Participants is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470. The address of each of the entities listed on Schedule A to this Annex I is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

                     The Participants may be deemed to have beneficial ownership of Hercules Common Stock as set forth immediately below. Except as set forth below, no associates of any of the Participants owns any Hercules Common Stock.

                                                       Number of Shares                            Approximate Margin
                                                         of Hercules                           Indebtedness with respect
Name                                                     Common Stock                               to Common Stock
----                                                     ------------                               ---------------
ISP Investments Inc.                                      10,719,200                                      (2)
                                                    (direct ownership)(1)

ISP Opco Holdings Inc.                                    10,719,200                                      (2)
                                                   (indirect ownership)(1)

International Specialty Products Inc.                     10,719,200                                      (2)
                                                   (indirect ownership)(1)

Samuel J. Heyman                                          10,719,200                                      (2)
                                                   (indirect ownership)(1)

Sunil Kumar                                                   0                                           $ 0

Gloria Schaffer                                               0                                           $ 0

Raymond Troubh                                                0                                           $ 0

Richard A. Weinberg                                           0                                           $ 0

Randall R. Lay                                                0                                           $ 0

Susan B. Yoss                                                 0                                           $ 0

Stephen R. Olsen                                              0                                           $ 0

Jared Landaw                                                  0                                           $ 0

Ben Stoller                                                   0                                           $ 0



(1) ISP Investments (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Hercules Common Stock. ISP Opco Holdings Inc. ("ISP Opco"), by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments. International Specialty Products Inc. ("ISP"), by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 79% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments.

(2)        In the ordinary course of its business, ISP Investments Inc.
           purchases securities for its investment portfolio with funds obtained from the working capital of ISP Investments, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its purchases of Hercules Common Stock, which purchases were numerous and made over several months, is impossible to determine with any degree of certainty.

                     To the best of the knowledge of the Participants and their associates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Hercules, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

                     No Participant or associate owns any securities of the Company of record but not beneficially.

                     ISP does not have any special arrangements with any of the ISP Participants in connection with this proxy solicitation.

                     None of the Participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with Hercules or (ii) any future transactions to which Hercules or any of its affiliates may be a party. ISP and certain of its subsidiaries purchase and sell certain chemical products to Hercules and/or certain subsidiaries or affiliates of Hercules in the ordinary course of business in an aggregate amount per year that does not exceed $500,000. No family relationships exist among the Participants' nominees or between any Hercules director or executive officer and any of the Participants' nominees.

                     The following is a summary of all transactions in Hercules securities by the Participants over the last two years.


  Date of Transaction          Nature of Transaction           Number of Shares
--------------------------------------------------------------------------------

     01/28/00                           Buy                         21,700
     03/01/00                           Buy                        196,000
     03/02/00                           Buy                      1,030,000
     03/03/00                           Buy                      1,200,000
     03/09/00                           Buy                         60,000
     03/13/00                           Buy                         35,000
     03/14/00                           Buy                         11,800
     03/15/00                           Buy                         45,000
     03/20/00                           Buy                        150,000
     03/22/00                           Buy                         65,000
     03/23/00                           Buy                         13,000
     03/28/00                           Buy                        200,000
     03/29/00                           Buy                        106,000
     03/31/00                           Buy                         55,000
     04/03/00                           Buy                         35,000
     04/04/00                           Buy                         62,600
     04/07/00                           Buy                          2,500
     04/10/00                           Buy                        102,000

  Date of Transaction          Nature of Transaction           Number of Shares
--------------------------------------------------------------------------------

     04/12/00                           Buy                        151,000
     04/13/00                           Buy                        165,500
     04/14/00                           Buy                        102,000
     04/17/00                           Buy                         55,000
     04/18/00                           Buy                         63,000
     04/19/00                           Buy                         60,000
     04/20/00                           Buy                        370,000
     04/24/00                           Buy                         34,900
     04/25/00                           Buy                        100,000
     04/26/00                           Buy                         81,500
     04/28/00                           Buy                          7,500
     05/01/00                           Buy                            200
     05/02/00                           Buy                         35,000
     05/03/00                           Buy                        135,000
     05/04/00                           Buy                         95,000
     05/05/00                           Buy                         50,000
     05/08/00                           Buy                         35,000
     05/09/00                           Buy                         35,000
     05/10/00                           Buy                          1,000
      6/5/00                            Buy                         14,100
      6/6/00                            Buy                         41,200
      6/7/00                            Buy                         35,000
      6/8/00                            Buy                         14,400
      6/9/00                            Buy                         16,000
     6/19/00                            Buy                         70,000
     6/20/00                            Buy                         50,000
     6/22/00                            Buy                          2,500
     6/23/00                            Buy                         25,000
     7/10/00                            Buy                         35,000
     7/11/00                            Buy                         35,000
     7/12/00                            Buy                         11,800
     7/14/00                            Buy                      5,355,000
     7/17/00                            Buy                         40,000
     7/20/00                            Buy                          3,000
     7/21/00                            Buy                          4,000

                                                        Schedule A to Annex I


               Associates of International Specialty Products Inc.
               ---------------------------------------------------


ISP Acquisition Corp.
ISP Investments Inc.
ISP Opco Holdings Inc.
Belleville Realty Corp.
ISP Alginates Inc.
ISP Management Company, Inc.
ISP Chemicals Inc.
ISP Minerals Inc.
ISP Technologies Inc.
ISP Mineral Products Inc.
ISP Environmental Services Inc.
Bluehall Incorporated
ISP Realty Corporation
ISP Real Estate Company, Inc.
International Specialty Products Funding Corporation
ISP Newark Inc.
ISP Van Dyk Inc.
ISP Fine Chemicals Inc.
ISP Freetown Fine Chemicals Inc.
Verona Inc.
ISP Global Technologies Inc.
ISP International Corp.
ISP Marl Holdings GmbH
ISP Holdings (U.K.) Ltd.
ISP Ireland
ISP (Puerto Rico) Inc.
ISP Marl GmbH
ISP Acetylene GmbH
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.
ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Ceska Republika Spol S.R.O.

ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.
ISP Global Operations (Barbados) Inc.
ISP Global Technologies (Germany) Holding GmbH
ISP Customer Service GmbH ISP Global Technologies Deutschland GmbH International Specialty Products ISP (France) S.A. ISP (Hong Kong) Limited ISP (Italia) S.r.l. ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) GmbH
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Chemfields Pharmaceuticals Private Limited
Kelp Industries Pty Ltd
Arramara Teoranta
Thorverk Hf

PROXY

                              HERCULES INCORPORATED

              PROXY SOLICITED ON BEHALF OF INTERNATIONAL SPECIALTY
           PRODUCTS INC. AND THE OTHER PARTICIPANTS IDENTIFIED IN THE
        PROXY STATEMENT FURNISHED HEREWITH ("ISP") FOR THE ANNUAL MEETING
                  OF STOCKHOLDERS, APRIL 26, 2001 AT 11:00 A.M.

The undersigned stockholder of Hercules Incorporated ("Hercules") hereby appoints Samuel J. Heyman and Sunil Kumar and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of Hercules Incorporated to be held at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware on April 26, 2001 at 11:00 A.M., local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

                  Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF ISP. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS.





                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

             ISP RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.
                                    ---


           Election of Directors


FOR all nominees listed below            WITHHOLD AUTHORITY to vote    NOMINEES: Samuel J. Heyman, Sunil Kumar, Gloria
(except as marked to the contrary        for all nominees listed       Schaffer, Raymond Troubh
hereon).                                 below.                        (Instructions:  To withhold authority to vote for
                                                                       any individual nominee, write that nominee's name in
               [_]                                   [_]               the space provided below.)

                                                                       -----------------------------------------------------





                         ISP MAKES NO RECOMMENDATION ON
                       THE FOLLOWING MATTER TO BE VOTED ON
                           AT THE 2001 ANNUAL MEETING


                                                                          FOR           AGAINST         ABSTAIN
RATIFICATION OF INDEPENDENT AUDITORS                                      [_]             [_]             [_]



IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



P                Dated: _____________, 2001


R                -------------------------------------------
                          (Signature)

O
                 -------------------------------------------
                          (Signature if held jointly)
X
                 -------------------------------------------
                 Title:
Y

                 Please sign exactly as name appears hereon.
                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2001 Annual Meeting of Hercules Incorporated and any adjournment or postponement thereof.